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                                                                    EXHIBIT 99.6

                                  PRESS RELEASE

UNITED BANCORP, INC. ANNOUNCES RECORD NET INCOME IN 2003
JANUARY 14, 2004

United Bancorp, Inc. reported record net income for the full year 2003 of $7,388,049, which represents an increase of 3.5% over 2002. Fourth quarter 2003 net income of $1,837,563 was reasonably strong considering that the residential real estate mortgage refinance boom ended late in the third quarter. Fourth quarter earnings were 7.3% below the fourth quarter earnings of 2002.

Total return to United shareholders for 2003 was 25.1%. Dividends for the year reached $1.324 per share, an increase of 4% over 2002. The market price of United stock increased by 22.5% to $63 per share during the year. United's ten-year annual compounded growth rate of its shareholders' investment is 19.1%.

United's steady growth continues. During the year, deposits increased by $31.1 million, for an increase of 6.6%. Despite the relatively poor economy, its business loan portfolio saw significant growth of $44.0 million during the year, representing an 18.2% increase. Additionally, its Trust & Investment Group achieved significant new business and reached record assets under management and record fee income.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties, and have total assets under management of $1.529 billion





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